UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. _)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          PILOT NETWORK SERVICES, INC.
                          ----------------------------
                                (Name of Issuer)


                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)


                                   721596 10 4
                          ----------------------------
                                 (CUSIP Number)


                                December 31, 1999
                          ----------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

CUSIP No. 721596 10 4                                          Page 2 of 4 Pages

(1)  Names of  Reporting  Persons.  SS or I.R.S.  Identification  Nos.  of Above
     Persons

     Jeffrey T. Webber
--------------------------------------------------------------------------------
(2)  Check The Appropriate Box If A Member Of A Group      (a)
                                                           (b)
--------------------------------------------------------------------------------
(3)  SEC Use Only

--------------------------------------------------------------------------------
(4)  Citizenship or Place of Organization

     United States
--------------------------------------------------------------------------------

Number Of Shares                        (5)  Sole Voting Power           305,918
Beneficially Owned
By Each Reporting                       (6)  Shared Voting Power             -0-
Person With
                                        (7)  Sole Dispositive Power      305,918

                                        (8)  Shared Dispositive Power        -0-

(9)  Aggregate Amount Beneficially Owned By Each Reporting Person

     305,918
--------------------------------------------------------------------------------
(10) Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent Of Class Represented By Amount In Row (11)

     2.1%
--------------------------------------------------------------------------------
(12) Type Of Reporting Person

     IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 4 pages

Item 1.

(a)  Name of Issuer: Pilot Network Services, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

             1080 Marina Village Parkway
             Alameda, CA 94501


Item 2.

(a)  Name of Person Filing:

     Jeffrey T. Webber ("JTW")

(b)  Address of Principal Business Office:

     1717 Embarcadero Road, #2000
     Palo Alto, CA  94303

(c)  Citizenship/Place of Organization:

     JTW - United States

(d)  Title of Class of Securities:     Common Stock

(e)  CUSIP Number: 721596 10 4


Item 3. Not applicable.


Item 4 Ownership.


---------------------------------------------------
                                         JTW
---------------------------------------------------
(a)     Beneficial Ownership            305,918
---------------------------------------------------
(b)     Percentage of Class              2.1%
---------------------------------------------------
(c)     Sole Voting Power               305,918
---------------------------------------------------
        Shared Voting Power              -0-
---------------------------------------------------
        Sole Dispositive Power          305,918
---------------------------------------------------
        Shared Dispositive Power         -0-
---------------------------------------------------


Item 5. Ownership of Five Percent or Less of a Class

                               Page 3 of 4 pages

If this statement is being filed to report the fact that as of the dated hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|


Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.


Item 8. Identification and Classification of Members of the Group

Not applicable.


Item 9. Notice of Dissolution of Group

Not applicable.


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 1999


    /s/ Jeffrey T. Webber
----------------------------------
    Jeffrey T. Webber

                               Page 4 of 4 pages